Exhibit 99.6

VIRTUAL COMPUTER, INC.

2012 Restricted Stock Unit Plan

This 2012 Restricted Stock Unit Plan (this “Plan”) has been adopted by Virtual Computer, Inc., a Delaware corporation, to provide a long-term incentive to certain designated employees of the Company (as defined below) to continue their employment with the Company.

1. Certain Definitions. As used in this Plan:

“Acquiror” is defined in the definition of “Sale Event.”

“Board” means (i) prior to the consummation of a Sale Event, the board of directors of the Company, and (ii) after the consummation of a Sale Event, the board of directors of the Parent Company. After the consummation of a Sale Event, the Board may delegate some or all of its powers and authority under this Plan to a committee of the Board, and if and to the extent of any such delegation, references in this Plan to the Board will mean any such committee.

“Capitalization Adjustment” is defined in Section 12.

“Common Stock” means the common stock of the Company, par value $0.0001 per share.

“Common Stock Value Per Share” means the per share consideration payable or otherwise distributable to the holder of shares of Common Stock in a Sale Event (including, for the avoidance of doubt, any portion of such per share consideration allocated to fund escrow obligations).

“Company” means Virtual Computer, Inc., a Delaware corporation, and its successors and assigns.

“Effective Date” means the effective date of this Plan, which is the date on which this Plan is first approved by the Board.

“Exchange Ratio” is defined in Section 3(a).

“Parent Common Stock” means duly authorized, validly issued, fully paid and non-assessable shares of common stock of the Parent Company.

“Parent Company” means the ultimate parent corporation of the Acquiror.

“Parent Price” means the closing price of a share of Parent Common Stock as reported on the Nasdaq Global Select Market (or any other market on which the Parent Common Stock is principally traded) on the trading day that is three (3) trading days prior to the signing of the definitive agreement for the Sale Event.

“Participants” means those employees of the Company designated as participants, who have entered into and delivered to the Company a restricted stock unit agreement (a “Restricted Stock Unit Agreement”), pursuant to which they have been granted Restricted Stock Units under such Restricted Stock Unit Agreement and this Plan below.

“Recipients” is defined in Section 13.

“Restricted Stock Unit Agreement” is defined in the definition of “Participants.”

“Restricted Stock Units” means those certain Restricted Stock Units in the Company available for issuance under this Plan.

“Sale Event” means either the (i) first merger, after the Effective Date, of the Company with or into any other entity pursuant to which the holders of outstanding voting stock of the Company immediately prior to such merger hold, directly or indirectly, less than 50% of the outstanding voting stock of the surviving corporation of the merger, immediately after such merger, or (ii) first sale of all or substantially all of the outstanding capital securities of the Company, after the Effective Date, to any other entity (either the surviving corporation in clause (i) of this sentence, or the acquiring entity in clause (ii) of this sentence, the “Acquiror”). For purposes of clarity, there shall only be one Sale Event.

“Securities Act” is defined in Section 3(b)(X).

“Separation Date” is defined in Section 2(c).

“Shares” means shares of Parent Common Stock issued by the Parent Company to a Participant in accordance with Section 3(a) of this Plan.

“Vesting Date” is defined in Section 2(b).

2. Restricted Stock Units.

(a) Grant of Restricted Stock Units; Maximum. Subject to the provisions of this Section 2(a), from and after the Effective Date until the consummation of a Sale Event, the Board shall have the authority to (i) designate Participants in this Plan, (ii) make grants of Restricted Stock Units under this Section 2(a) and (iii) enter into Restricted Stock Unit Agreements with the Participants, subject to the maximum set forth below and further subject to guidelines, if any, that the Board shall determine prior to the grant of the applicable Restricted Stock Unit at any time or from time to time. Any such grant represents only an unfunded and unsecured promise to a Participant to receive Restricted Stock Units prior to the Effective Time. The number of Restricted Stock Units granted to a Participant shall equal the quotient obtained by dividing (i) the dollar value to be awarded to such Participant as determined by the Board by (ii) the Common Stock Value Per Share (rounded down to the nearest whole number). No Restricted Stock Units may be granted under this Section 2(a) following the consummation of a Sale Event. The maximum, aggregate value of Restricted Stock Units granted under this Section 2(a) shall not exceed US$5,000,000. Each grant of a Restricted Stock Unit under this Section 2(a) shall at all times be subject to all applicable terms and conditions of the Restricted Stock Unit Agreement and this Plan.

(b) Vesting. Provided a Participant remains employed by the Company or any of its subsidiaries (or, after the consummation of a Sale Event, the Company, the Acquiror or any of its subsidiaries or the Parent Company or any of its subsidiaries), such Participant’s Restricted Stock Units shall vest on the following vesting schedule: one-third (1/3rd) of the Restricted Stock Units shall vest on the one (1)-year anniversary of the date of the consummation of the Sale Event; one-third (1/3rd) of the Restricted Stock Units shall vest on the two (2)-year anniversary of the date of the consummation of the Sale Event; and one-third (1/3rd) of the Restricted Stock Units shall vest on the three (3)-year anniversary of the date of the consummation of the Sale Event (each date, a “Vesting Date”).

(c) Termination of Restricted Stock Units. Upon termination of any Participant’s employment with the Company or any of its subsidiaries (or, after the consummation of a Sale Event, the Company, the Acquiror or any of its subsidiaries or the Parent Company or any of its subsidiaries), such that after such termination, such Participant is no longer employed by the Company or any of its subsidiaries (or, after the consummation of a Sale Event, the Company, the Acquiror or any of its

subsidiaries or the Parent Company or any of its subsidiaries), regardless of the reason, if any, for such termination (including by reason of death or permanent disability or disaffiliation of any such subsidiary or affiliate with the Parent Company) or whether such termination is by the Company or any of its subsidiaries (or, after the consummation of a Sale Event, the Company, the Acquiror or any of its subsidiaries or the Parent Company or any of its subsidiaries) or such employee (the date of such termination, the “Separation Date”), all Restricted Stock Units granted to or held by that Participant that are unvested as of the Separation Date shall terminate and be forfeited by that Participant as of the Separation Date; and thereafter such Participant will have no rights in respect of any Restricted Stock Units, the Restricted Stock Unit Agreement or this Plan except the right to receive payment for Restricted Stock Units that vested prior to the Separation Date as set forth in such Participant’s Restricted Stock Unit Agreement and this Plan. All Restricted Stock Units so terminated and forfeited will for all purposes under this Plan be cancelled and void and shall not be available for reissuance under this Plan or otherwise. This Section 2(c) may be modified by a written agreement between the Participant and the Company, the Acquiror or the Parent Company, as the case may be, which written agreement shall control.

3. Settlement of Restricted Stock Units.

(a) Following a Sale Event. Effective upon the consummation of a Sale Event, by virtue of the Sale Event and without any action on the part of the Participant, the Company, the Acquiror, the Parent Company or the Board, each Restricted Stock Unit shall be converted into the right to receive, as of the applicable Vesting Date upon which such Restricted Stock Unit vests and subject to Sections 3(b), 3(c), 3(g) and 7, a number of Shares equal to the quotient obtained by dividing the Common Stock Value Per Share by the Parent Price (the “Exchange Ratio”). Within a reasonable period of time following the consummation of a Sale Event and subject to Sections 3(b), 3(c), 3(g) and 7, the Parent Company shall deliver to each Participant holding a Restricted Stock Unit a communication describing the number of Shares represented by each Restricted Stock Unit.

(b) Violation of Law. Notwithstanding any other provision of this Plan, if, at any time, in the reasonable opinion of the Company (or, after the consummation of a Sale Event, the Parent Company), the issuance of Shares upon settlement of a Restricted Stock Unit would constitute a violation of law, then the Company (or, after the consummation of a Sale Event, the Parent Company) may delay such payment or issuance until (i) approval shall have been obtained from such governmental agencies, other than the Securities and Exchange Commission, as may be required under applicable law, rule, or regulation, or the Company (or, after the consummation of a Sale Event, the Parent Company) is otherwise satisfied that such payment or issuance is in compliance with applicable law, rule or regulation, and (ii) in the case where such issuance would constitute a violation of a law administered by or a regulation of the Securities and Exchange Commission, one of the following conditions shall have been satisfied:

(X) the Shares are at the time of the issuance of such Shares effectively registered under the Securities Act of 1933, as amended (the “Securities Act”), if applicable; or

(Y) the Company (or, after the consummation of a Sale Event, the Parent Company) shall have determined, on such basis as it deems appropriate, acting reasonably (which may, if reasonably necessary, include an opinion of counsel in form and substance satisfactory to the Company (or, after the consummation of a Sale Event, the Parent Company)) that the issuance and delivery of such Shares does not require registration under the Securities Act or any applicable State securities laws.

The Company (and, after the consummation of a Sale Event, the Parent Company) shall use its commercially reasonable efforts to bring about the occurrence of said events. Without limiting the foregoing and subject at all times to applicable law, rule and regulation, the Parent Company shall (i) file, as soon as reasonably practicable following the consummation of a Sale Event and prior to the first Vesting Date, a registration statement on Form S-8 (or any successor form or another appropriate form) under the Securities Act to register the Shares issuable under this Plan, (ii) use commercially reasonable efforts at least equivalent to those used in maintaining the effectiveness of any of Parent’s other registration statements on Form S-8 to maintain the effectiveness of such registration statement for as long as Restricted Stock Units remain outstanding, and (iii) promptly notify the Participants if at any time after such registration statement becomes effective the Participants are not permitted to resell such Shares under such registration statement because of any condition affecting the Parent Company.

(c) Tax. Whenever Shares are to be issued pursuant to Restricted Stock Units granted under this Plan or such Restricted Stock Units vest under this Plan, the Company (or, after the consummation of a Sale Event, the Parent Company) shall have the right, in its sole and absolute discretion, to:

(i) withhold an amount of funds from the net salary or other cash compensation of the Participant sufficient to satisfy all federal, state, local or other withholding tax, employee’s social security contributions and duty requirements if, when, and to the extent required by law prior to the delivery of any cash amount, or certificate or certificates for such Shares;

(ii) require the Participant to remit to the Company (or, after the consummation of a Sale Event, the Parent Company) an amount of funds sufficient to satisfy all federal, state, local or other withholding tax, employee’s social security contributions, and duty requirements if, when, and to the extent required by law prior to the delivery of any cash amount, or certificate or certificates for such Shares;

(iii) require the Participant to satisfy any such withholding by simultaneously delivering a notice to the Company (or, after the consummation of a Sale Event, the Parent Company), together with a copy of irrevocable instructions to a broker to deliver promptly to the Company (or, after the consummation of a Sale Event, the Parent Company) an amount of sale proceeds of such number of Shares (rounded up to the nearest whole Share) otherwise issuable under this Plan necessary to pay all federal, state, local or other withholding tax, employee’s social security contributions and duty requirements;

(iv) require the Participant to satisfy any such withholding by forfeiting to the Company (or, after the consummation of a Sale Event, the Parent Company) a number of Shares (rounded up to the next whole Share) otherwise issuable under this Plan with a market value equal to the amount of all federal, state, local or other withholding tax, employee’s social security contributions and duty requirements based on the closing price of a Share as reported on the Nasdaq Global Select Market (or, if not traded thereon, such principal securities exchange or automatic dealer quotation system on which the Shares are traded) for the last trading day immediately prior to the day on which the withholding is made; or

(v) any combination of the foregoing.

To avoid adverse accounting treatment to the Company (or, after the consummation of a Sale Event, the Parent Company) that otherwise would not occur in the absence of tax withholding, the Company (or, after the consummation of a Sale Event, the Parent Company) may withhold or account for federal, state, local or other withholding tax, employee’s social security contributions and duty requirements by considering applicable minimum statutory withholding amounts or other applicable withholding rates. If the obligation for such tax amounts is satisfied by withholding in Shares, for tax purposes, the Participant is deemed to have been issued the full number of Shares subject to the vested Restricted Stock Units, notwithstanding that a number of the Shares are held back solely for the purpose of paying the federal, state, local or other withholding tax, employee’s social security contributions and duty requirements due as a result of any aspect of the Participant’s participation in the Plan. The obligations of the Company (or, after the consummation of a Sale Event, the Parent Company and the Acquiror) under this Plan and the Restricted Stock Unit Agreements with respect to the issuance of Shares to a Participant shall be conditional on the satisfaction of all applicable taxes by such Participant with respect to such Shares, and the Company (or, after the consummation of a Sale Event, the Parent Company and the Acquiror) shall, to the extent permitted by law, have the right to deduct any such taxes from any payment of any kind otherwise due to the Participant.

Any taxes, employee’s social security obligations, duties or other expenses which may be incurred by the Participant in connection with this Plan or any payments or distributions of Shares shall be borne by each Participant. The Parent Company may refuse to issue or deliver the Shares if the Participant fails to comply with his or her tax obligations in connection with participating in the Plan. In addition to the foregoing, each Participant shall be required to pay to the competent tax authorities any supplementary taxes that he/she may owe in relation to the Plan, the issuance of Shares or otherwise or as a result of any tax audit or similar occurrence and shall be required to indemnify the Company, the Acquiror and/or the Parent Company with regard to any corresponding liability of such entity vis-à-vis the tax authorities.

(d) No Rights to Transfer. Restricted Stock Units are not assignable or transferable. No Participant shall have the right to sell, assign, transfer, pledge, gift, bequeath, encumber or hypothecate his or her right in or to any Restricted Stock Units (or, until such time as such Shares have been delivered to such Participant pursuant to Section 3(a), the Shares to be issued in respect thereof) in any manner, nor shall such right of any Participant be subject to claims of his or her creditors, or be liable to attachment, execution or other process of law. Any attempted sale, assignment, transfer, pledge, hypothecation, gift, bequest or other disposition of a Participant’s right in or to the Restricted Stock Units (or, until such time as such Shares have been delivered to such Participant pursuant to Section 3(a), the Shares to be issued in respect thereof) shall be null and void and without effect.

(e) Restricted Stock Units Uncertificated. Restricted Stock Units will not be certificated and the right to receive Restricted Stock Units shall be a contract right only and will be evidenced only by the Restricted Stock Unit Agreements, this Plan and by entries in the Company’s books, records and systems. Restricted Stock Units carry no voting, dividend, participation, liquidation or other equity rights or characteristics. No Participant shall have any rights as a stockholder of the Company, the Acquiror or the Parent Company by reason of holding Restricted Stock Units.

(f) No Representation or Warranty. NO REPRESENTATION OR WARRANTY IS MADE WITH RESPECT TO THE VALUE, IF ANY, OF ANY RESTRICTED STOCK UNITS, SHARES OF COMMON STOCK, OR ANY SHARES GRANTED OR ISSUED IN RESPECT THEREOF AS SET FORTH IN THIS PLAN AND THE RESTRICTED STOCK UNIT AGREEMENTS.

(g) No Fractional Shares. No fraction of a Share shall be issued upon settlement of a Restricted Stock Unit. The total number of Shares potentially payable to a particular Participant upon vesting of all of such Participant’s Restricted Stock Units (calculated pursuant to Section 3(a)) shall be rounded down to a whole number of Shares with no payment for any fraction in accordance with the procedures established by the Board or any administrator to whom the Board has delegated administration of this Plan.

(h) Reservation of Shares. After the consummation of a Sale Event, the Parent Company will at all times during the term of this Plan reserve or keep available such number of Shares as will be sufficient to satisfy the requirements of this Plan.

4. No Rights to Continued Employment. Nothing in this Plan is intended to confer on any person any right to continued employment with the Company, the Acquiror or the Parent Company, or any of their respective subsidiaries or affiliates, notwithstanding that the continuation of employment may be required in order to receive any Shares under this Plan.

5. Governing Law and Administration of Plan. This Plan will be governed by and interpreted and construed in accordance with the internal laws of the State of Delaware without reference to principles of conflicts or choice of law. The captions of sections of this Plan are for convenience of reference only and will not affect the interpretation or construction of this Plan.

This Plan will be administered by the Board. The Board will have authority, exercisable in its sole and absolute discretion, to interpret and construe this Plan, to make all determinations necessary or advisable for Plan administration, and to correct any defect, supply any omission or reconcile any inconsistency in this Plan in such manner and to such extent as it shall reasonably determine in good faith to be advisable to effectuate the purposes of this Plan. All such interpretations, determinations, and actions by the Board will be final, binding, and conclusive.

After the consummation of a Sale Event, the Board may delegate some or all of its powers and authority hereunder to a committee of the Board and if and to the extent of any such delegation, references in this Plan to the Board will mean such committee.

6. Amendment. Prior to the consummation of a Sale Event, the Board may, in its sole and absolute discretion, amend the provisions of this Plan and the terms of any Restricted Stock Units granted under this Plan without the consent of any Participant. On and after the consummation of a Sale Event, the Board may not amend the provisions of this Plan or the terms of any Restricted Stock Units without the written consent of each Participant who would be materially adversely affected by such amendment.

7. Release. In order for a Participant to be eligible to receive any Shares hereunder, such Participant shall have first executed and delivered to the Company, the Acquiror and/or the Parent Company a Restricted Stock Unit Agreement containing a general release.

8. Termination. This Plan shall by its terms terminate automatically, and all Restricted Stock Units outstanding under this Plan shall by their terms be automatically cancelled and deemed forfeited, if the consummation of a Sale Event does not occur within one hundred eighty (180) business days following the Effective Date; provided, however, that the Board at any time prior to the consummation of a Sale Event may extend the term of this Plan, the Restricted Stock Unit Agreements and the term of any Restricted Stock Unit for one or more additional period(s) as it shall determine in its sole and absolute discretion. On and after the consummation of a Sale Event, this Plan, the Restricted Stock Unit Agreements and all Restricted Stock Units, and all claims of Participants connected therewith, outstanding under this Plan shall by their terms automatically terminate immediately upon the earlier of (a) the issuance of all Shares as contemplated by Section 3 of this Plan or (b) the ten (10) year anniversary of the Effective Date.

9. Benefit Amounts Not Salary. No Shares issuable pursuant to this Plan shall be deemed salary or other compensation to any Participant for purposes of computing benefits to which a Participant may be entitled under any vacation, disability, profit sharing, pension plan, compensation for loss of office or other arrangement of the Company or any of its subsidiaries or the Acquiror or any of its subsidiaries or affiliates (including the Parent Company) for the benefit of its respective employees or independent contractors except as otherwise specifically provided by such plan or arrangement. To the extent applicable upon the consummation of a Sale Event, this Plan is intended to constitute an “unfunded” plan for incentive compensation, and is not intended to constitute a plan subject to the provisions of the Employee Retirement Income Security Act of 1974, as amended.

10. Successors. This Plan shall be binding upon and inure to the benefit of the Company, its successors and assigns. Without limiting the foregoing, effective at the consummation of a Sale Event, this Plan shall be binding upon the Company, Acquiror and the Parent Company (and their respective successor entities) by virtue of the Sale Event and without the need for any further action on the part of the Company, the Board, the Acquiror or the Parent Company.

11. Nonexclusivity of this Plan. The adoption of this Plan by the Board shall not be construed as creating any limitations on the power of the Board to adopt such other incentive arrangements as it may deem desirable, including without limitation, the granting of cash incentives, stock options and restricted stock other than under this Plan, and such arrangements may be either applicable generally or only in specific cases.

12. Adjustments. If, after the consummation of a Sale Event, any change is made in, or other event occurs with respect to, the Shares subject to this Plan or subject to any Restricted Stock Unit (through merger, consolidation, reorganization, recapitalization, reincorporation, stock dividend, dividend in property other than cash, stock split, liquidating dividend, combination of shares, exchange of shares, change in corporate structure or other transaction) (each a “Capitalization Adjustment”), the outstanding Restricted Stock Units will be appropriately adjusted in the class(es) and number of securities or other property subject to such outstanding Restricted Stock Units. The Board shall make such adjustments, or shall delegate authority to any administrator of this Plan to make such adjustments, in good faith, and its determination so made shall be final, binding and conclusive.

13. Data Protection. The Participants agree that the Company and the Parent Company, and their affiliates, their corporate bodies, the members thereof and their shareholders and all contractors, including such stock plan service providers as may now or in the future provide services to the Company or the Parent Company), advisors or employees thereof (collectively, the “Recipients”) may, in compliance with applicable legal provisions, manually or electronically store, process or exchange among themselves personal data of the Participants. This applies without limitation to personal data which serve for the purpose of identification of the Participants (e.g., name, profession, address, date of birth) as well as for such personal data as may have a bearing on the participation in this Plan, the acquisition, the holding or the disposition of the Shares. The Participant may at any time view his or her personal data, request information on the storage and process of personal data, require any necessary amendments to the data or withdraw his or her consent set forth in this section by contacting in writing the Participant’s local human resources representative. The Participant understands that withdrawing his or her consent may affect his or her ability to participate in the Plan.

14. Entire Understanding. This Plan together with the Restricted Stock Unit Agreements and any other written agreement between the Participant and the Company, the Acquiror or the Parent Company, as the case may be, modifying the provisions of Sections 2(b) and 2(c), sets forth the entire understanding between the Company, the Acquiror, the Parent Company and the Participants with respect to the matters referred to herein and supersedes all prior representations, commitments, understandings or agreements with respect thereto.